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                                                                      EXHIBIT 21


                       LIST OF SIBNIFICANT SUBSIDIARIES


Dyn Specialty Contracting, Inc.
MES Holdings Corporation
SellCo Corporation
EMCOR Mechanical/Electrical Services, Inc.
EMCOR International, Inc.
EMCOR Mechanical/Electrical Services (East), Inc.
EMCOR Mechanical/Electrical Services (MidWest), Inc.
EMCOR Mechanical/Electrical Services (West), Inc.
EMCOR Mechanical/Electrical Services (South), Inc.
EMCOR (U.K.) Limited
Drake & Scull Holdings Ltd.
Drake & Scull Engineering Ltd.
Drake & Scull Technical Services Inc.
Drake & Scull Airport Services Ltd.
Jamaica Water Supply Company
Sea Cliff Water Company